EXHIBIT 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

Sonos, Inc. (“we,” “our,” “us,” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock. The following summary of the terms of our common stock is based upon our restated certificate of incorporation and our restated bylaws. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the applicable provisions of our restated certificate of incorporation and our restated bylaws, which are filed as exhibits to our Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our restated certificate of incorporation, our restated bylaws and the applicable provisions of the Delaware General Corporation Law for more information.

DESCRIPTION OF COMMON STOCK

Authorized Capital Shares

Our authorized capital stock consists of 500,000,000 shares of common stock, $0.001 par value per share and 10,000,000 shares of “blank check” preferred stock, $0.001 par value per share.

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Our restated certificate of incorporation does not provide for cumulative voting for the election of directors, which means that the holders of a majority of our shares of common stock can elect all of the directors then standing for election.

Our restated certificate of incorporation and our restated bylaws provide for a classified board of directors, to be divided into three classes of directors with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of other claims of creditors.

Fully Paid and Non-Assessable

All of the outstanding shares of our common stock are fully paid and non-assessable.

Registration Rights

As of October 31, 2019, the holders of approximately 30 million shares of our common stock are entitled to rights with respect to the registration of these shares under the Securities Act of 1933, as amended (the “Securities Act”), as described below.

Demand Registration Rights

At any time after 180 days following the effective date of this offering, the holders of at least a majority of the then-outstanding shares having registration rights can request that we file a registration statement covering a majority of the registrable securities then outstanding with an anticipated aggregate offering price of greater than $20 million, net of any underwriters’ discounts and expenses. We are not required to effect the filing of such a registration statement during the period beginning 60 days prior to our good faith estimate of the date of the filing of, and ending on a date 180 days following the effective date of, a registration initiated by us. If the holders requesting registration intend to distribute their shares by means of an underwriting, the underwriters of such offering will have the right to limit the number of shares to be underwritten for reasons related to the marketing of the shares. We may postpone the filing of a registration statement for up to 90 days twice in a 12-month period if our board of directors determines that the filing would be detrimental to our company or our stockholders.

Piggyback Registration Rights

If we register any of our securities for our account or the account of a stockholder or stockholders, other than a registration on Form S-3, the stockholders with registration rights will have the right to include their shares in the registration statement. However, this right does not apply to a registration relating to any of our employee benefit plans, a corporate reorganization, a registration that requires information that is not substantially the same or a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities that are also being registered. The underwriters of any underwritten offering will have the right to limit, due to marketing reasons, the number of shares registered by these holders, in which case the number of shares to be registered will be apportioned pro rata among these holders, according to the total number of registrable securities owned by each holder, or in a manner mutually agreed upon by the holders. However, the number of shares to be registered by these holders cannot be reduced unless all other securities (other than securities to be sold by our company) are excluded entirely and may not be reduced below 25% of the total shares covered by the registration statement if it is the first registration initiated after the completion of this offering or, otherwise, below 50% of the total shares covered by the registration statement, except for in connection with an initial public offering, in which case the underwriters may exclude these holders entirely.

Form S-3 Registration Rights

At any time after 180 days following the effective date of this offering, the holders of the then-outstanding shares having registration rights can request that we register all or a portion of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and the aggregate price to the public of the shares offered is equal to or greater than $500,000. We will not be required to file more than two such registration statements on Form S-3 in a 12-month period, nor will be required to file such a registration statement during the period that is 60 days before and 120 days after the effective date of another registration initiated by us. We may postpone the filing of a registration statement on Form S-3 for up to 90 days once in a 12-month period if our board of directors determines that the filing would be seriously detrimental to us or our stockholders. We may postpone the filing of a registration statement for up to 120 days once in a 12-month period if our board of directors determines that the filing would be detrimental to our company or our stockholders. The underwriters of any underwritten offering will have the right to limit, due to marketing reasons, the number of shares registered by these holders, in which case the number of shares to be registered will be apportioned pro rata among these holders, according to the total number of registrable securities owned by each holder, or in a manner mutually agreed upon by the holders.

Registration Expenses

We will pay all expenses incurred in connection with each of the registrations described above, except for underwriters’ and brokers’ discounts and commissions. However, we will not pay for any expenses of any demand registration or Form S-3 registration if the request is subsequently withdrawn by a majority of the holders requesting that we file such a registration statement, subject to limited exceptions.

Termination of Registration Rights

The registration rights described above will terminate with respect to any particular holder of these rights upon the earlier of the third anniversary of the completion of this offering and when the shares held by and issuable to such holder may be sold during any 90-day period without registration in compliance with Rule 144 of the Securities Act.

Defensive Measures

Certain provisions of the Delaware General Corporation Law, our restated certificate of incorporation and our restated bylaws may have the effect of delaying, deferring, discouraging or preventing another person from acquiring control of our company. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire our company because negotiation of these proposals could result in an improvement of their terms.

Section 203 of the Delaware General Corporation Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with its affiliates and associates, owns, or within the previous three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of our company. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

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before the stockholder became interested, the corporation’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers and, in some instances, employee stock plans, but not the outstanding voting stock owned by the interested stockholder; or

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at or after the time the stockholder became interested, the business combination was approved by the corporation’s board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Restated Certificate of Incorporation and Restated Bylaws Provisions

Our restated certificate of incorporation and our restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes of our management team, board of directors, governance or policy, including the following:

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Board of Directors Vacancies. Our restated certificate of incorporation and our restated bylaws provide that only our board of directors is authorized to fill vacant directorships resulting from any removal for cause or expansion of our board of directors until the next annual meeting of stockholders, subject to limited exceptions, and that the number of directors constituting our board of directors may be set only by resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

•	Classified Board. Our restated certificate of incorporation and restated bylaws provide that our board be classified into three classes of directors with staggered three-year terms, and that only one class of directors will be elected at each annual meeting of our stockholders. Our restated certificate of incorporation and restated bylaws also provide that directors may be removed from office only for cause. The existence of a classified board could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential tender offeror.

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Stockholder Action. Our restated certificate of incorporation provides that our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. Our restated bylaws also provide that special meetings of our stockholders may be called only by a majority of our entire board of directors. These provisions might limit the business that may be conducted at an annual meeting of stockholders to those matters properly and timely brought before the meeting.

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No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our restated certificate of incorporation does not provide for cumulative voting.

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Holding Requirements for Stockholder Proposals and Director Nominations. Our restated bylaws provide for continuous, beneficial ownership of 1% of our common stock for one year for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. These provisions may delay or preclude our stockholders from bringing matters before our annual meeting of stockholders and from making nominations for directors at our annual meeting of stockholders.

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Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our restated bylaws also provide for certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. These provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

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Supermajority Requirements for Certain Amendments of Our Restated Certificate of Incorporation and Restated Bylaws. Certain amendments to our restated certificate of incorporation require approval by the holders of at least two-thirds of our outstanding common stock, including provisions relating to the classified board, the size of the board, removal of directors, special meetings, actions by written consent and designation of our preferred stock. An amendment to our restated bylaws will require the approval of a majority of our entire board of directors or approval by the holders of at least two-thirds of our outstanding common stock.

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Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Choice of Forum

Our restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our restated certificate of incorporation or our restated bylaws; any action to interpret, apply, enforce or determine the validity of our restated certificate of incorporation or restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.

Our restated certificate of incorporation also provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”). In December 2018, the Delaware Court of Chancery found that provisions such as the Federal Forum Provision are not valid under Delaware law. In light of this decision of the Delaware Court of Chancery, we do not intend to enforce the Federal Forum Provision in our restated certificate of incorporation unless and until such time there is a final determination by the Delaware Supreme Court regarding the validity of provisions such as the Federal Forum Provision. To the extent the Delaware Supreme Court makes a final determination that provisions such as the Federal Forum Provision are not valid as a matter of Delaware law, our board of directors intends to amend our restated certificate of incorporation to remove the Federal Forum Provision.

Stock Exchange Listing

We list our common stock on The Nasdaq Global Select Market under the symbol “SONO.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is Operations Center, 6201 15th Avenue, Brooklyn, NY 11219, and its telephone number is (800) 937-5449.